Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this 19th day of July, 2019, by and between BKEP Management, Inc., a Delaware corporation (the “Company”), and D. Andrew Woodward (the “Executive”) for employment beginning on or about April 29, 2019 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company wishes to secure the services of the Executive subject to the contractual terms and conditions set forth herein; and
WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:
1.    Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to accept such continued employment with the Company, all upon the terms and conditions set forth herein.
2.    Term of Employment. Subject to the terms and conditions of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date unless sooner terminated as provided for herein (as such period may be extended pursuant to the following sentence, the “Term”). Upon each anniversary date on which it would otherwise expire, the Term shall renew automatically for an additional one (1) year period, unless either party gives written notice no less than ninety (90) days prior to the expiration of the Term that it does not intend to extend the Term.
3.    Duties and Responsibilities.
A.    Capacity. During the Term, the Executive shall serve in the capacity of Chief Financial Officer subject to the supervision of the Chief Executive Officer of Blueknight Energy Partners G.P., L.L.C. (the “General Partner”).
B.    Duties. During the Term, and excluding any periods of disability, vacation or sick leave to which the Executive is entitled, the Executive shall devote his full business time to the management of the business and affairs of the Company, the General Partner and Blueknight Energy Partners, L.P. (the “MLP”). The Executive may be required by the Board of Directors of the General Partner (the “Board”) to provide services to, or otherwise serve as an officer or director of any direct or indirect subsidiary of the Company, the General Partner or the MLP. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees and (ii) deliver lectures or fulfill speaking engagements, provided that such activities do not unreasonably interfere with the performance of the Executive’s duties hereunder.

C.    Standard of Performance. The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.
4.    Compensation.
A.    Base Salary. The Company shall pay the Executive a salary (the “Base Salary”) of $29,166.66 per month, prorated for partial months of employment. The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time. During the Term, the Base Salary shall be reviewed at least annually by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as solely determined by the Board. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.
B.    Make-Whole Payments. The Company shall pay the Executive payments on the dates and in the amounts specified in the Executive’s Offer of Employment Letter. The Make-Whole Payments to which he is entitled in all events are subject to all other restrictions as may be set forth in the Executive’s Offer of Employment Letter.
C.    Annual Bonus. The Executive shall be eligible for discretionary bonus awards payable in cash or common units of the MLP, as so determined solely by the Board, based on performance objectives determined by the Board, provided the Executive is employed by the Company on the date such payment is made.
D.    Long-Term Incentives. Awards of unit options, unit grants, restricted units and/or other forms of equity based compensation to the Executive may be made from time to time during the Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for senior executives of the Company established periodically by the Board in its sole discretion.
E.    Benefits.
(1)    If and to the extent that the Company maintains employee benefit plans (including, but not limited to, pension, profit-sharing, disability, accident, medical, life insurance, and hospitalization plans) (it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the Company’s regular practices with respect to similarly situated senior executives. The Company will have the right to amend or terminate any such benefit plans it may choose to establish.
(2)    The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.

(3)    The Executive shall be entitled to 22 days of paid-time-off each year and such holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other senior executives of the Company or as are otherwise approved by the Board.
F.    Payment by Affiliates. Compensation and benefits provided under this Agreement may, at the election of the Company, be provided for administrative convenience by any of the Company’s Affiliates.
5.    Termination of Employment.
Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate under any of the following conditions:
A.    Death. The Executive’s employment under this Agreement shall terminate automatically upon his death.
B.    Total Disability. The Company shall have the right to terminate this Agreement if the Executive becomes Totally Disabled. For purposes of this Agreement, “Totally Disabled” means that either (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any entity that would be considered a single “service recipient” with the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to a determination that the Executive is Totally Disabled, but after the Executive has exhausted all sick leave and vacation benefits provided by the Company, the Executive shall continue to receive the Base Salary, offset by any disability benefits the Executive may be eligible to receive.
C.    Termination by Company for Cause. The Executive’s employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, “Cause” shall mean:

(1)	conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2)	the Executive’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)	the Executive’s material breach or default in the performance of his obligations under this Agreement; or

(4)	the Executive’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company.
The Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless the Executive is given written notice of the circumstances constituting “Cause” and a reasonable period to cure such circumstances, which period shall be no less than 30 days.
D.    Termination for Good Reason. The Executive’s employment hereunder may be terminated by the Executive for Good Reason on written notice by the Executive to the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s consent:

(1)	a material reduction in the Executive’s Base Salary;

(2)	a material diminution of the Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution; or

(3)	the relocation of the Executive’s principal work location to a location more than 50 miles from its current location as of the Effective Date.
In order to be eligible for payment on account of a Good Reason termination, the Executive must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to the Executive’s claim of Good Reason under this section (the “Initial Breach”); (ii) provide the Company with 30 days from the date of such notice in which to “cure” such event or condition and (iii) actually terminate employment within 30 days following the expiration of the cure period, provided that failure to actually terminate on any occasion shall not preclude subsequent exercise of this termination process for a subsequent Good Reason.
E.    Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall, without changing the basis for termination of employment or the impact of such termination on the Executive’s rights, if any, under this Agreement, constitute (i) an automatic resignation of the Executive from any position held as an officer of the Company and each Affiliate of the Company and (ii) an automatic resignation of the Executive from the Board (if applicable), from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such Affiliate’s designee or other representative.
6.    Payments Upon Termination.
A.    Upon termination for Cause of the Executive’s employment hereunder, the Company shall be obligated to pay and the Executive shall be entitled to receive, within 10 days following the Executive’s date of termination or such earlier date as may be required under applicable law, the Base Salary which has accrued for services performed to the date of termination and which has not yet been paid. In addition, the Executive shall be entitled to any vested or unvested benefits to which he is entitled under the terms of any applicable benefit plan or program, long-term incentive plan and agreement, restricted unit plan and unit option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law as duly adopted from time to time by the Board, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program.
B.    Upon termination of the Executive’s employment by (i) the Company without Cause or (ii) the Executive for Good Reason pursuant to Sections 5.C. or 5.D. on and after the Effective Date and during the Term, as applicable, the Company shall be obligated to pay and the Executive shall be entitled to receive:
(1)    all of the amounts and benefits described in Section 6.A. hereof;
(2)    a lump-sum payment, on the 60th day following termination of employment, equal to 12 months of the Executive’s Base Salary; and
(3)    any unpaid Make-Whole Payments to which he is entitled subject to all other restrictions as may be set forth in the Executive’s Offer of Employment Letter; and
(4)    continued participation by the Executive and his dependents in all group health plans (medical, dental and vision), if any, of the Company for 12 months following the Executive’s termination of employment, as if there had been no termination of employment.
Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are contingent upon the Executive’s execution of a release of all employment-related claims against the Company and its affiliates in a form satisfactory to the Company within 50 days following the Executive’s date of termination that is not revoked by the Executive during any applicable revocation period provided in such release; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.
C.    Upon termination of the Executive’s employment upon the death of the Executive pursuant to Section 5.A. during the Term, the Company shall be obligated to pay, and the Executive (or, as applicable, the Executive’s designated beneficiary) shall be entitled to receive:
(1)    all of the amounts and benefits described in Section 6.A.;
(2)    any death benefit payable under a plan or policy provided by the Company to provide such benefits to the Executive; and
(3)    continued participation by the Executive and his dependents in all group health plans (medical, dental and vision), if any, of the Company for 12 months following the Executive’s termination of employment, as if there had been no termination of employment.
D.    Upon termination of the Executive’s employment upon the Executive’s becoming Totally Disabled pursuant to Section 5.B. during the Term, the Company shall be obligated to pay, and the Executive shall be entitled to receive:
(1)    all of the amounts and benefits described in Section 6.A.;
(2)    continued participation by the Executive and his dependents in all group health plans (medical, dental and vision), if any, of the Company for 12 months following the Executive’s termination of employment, as if there had been no termination of employment.
Benefits under Section 6.D., with the exception of amounts due pursuant to Section 6.D(1), are contingent upon the Executive’s execution of a release of all employment-related claims against the Company and its affiliates in a form satisfactory to the Company within 50 days following the Executive’s date of termination that is not revoked by the Executive during any applicable revocation period provided in such release; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.
E.    Upon voluntary termination of employment by the Executive for any reason whatsoever (other than for Good Reason as described in Section 6.B.), termination by the Company for Cause or any termination following the expiration of the Term, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in Section 6.A. Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever during the Term or expiration of the Term, the Executive shall continue to be subject to the provisions of Sections 7 and 8, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s employment hereunder for any reason whatsoever).
F.    For the avoidance of doubt, while termination of employment with the Company will end the Company’s obligations pursuant to Section 4, termination of employment for purposes of rights to severance benefits under Sections 6.B., 6.C. or 6.D. of this Agreement shall not be deemed to have occurred until the Executive has terminated employment with the Company and all of its Affiliates, for so long as such entities are considered a single service recipient for purposes of determining whether a ‘separation from service’ has occurred under Section 409A of the Code.
7.    Confidentiality and Return of Property.
A.    Confidential Information.
(1)    Company Information. The Company agrees that it will provide the Executive with Confidential Information that will enable the Executive to optimize the performance of the Executive’s duties to the Company. In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit. The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the Company. Notwithstanding the preceding sentence, upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions. For purposes of this Section 7, references to the Company include the General Partner or any Affiliate.
The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company. Notwithstanding the foregoing, the Executive further agrees nothing in this Agreement prohibits Executive from reporting to any governmental authority information concerning possible violations of law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agencies. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)    Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

B.    Returning Company Documents. At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.
C.    Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.
D.    Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.
8.    Protective Covenants. In return for the Company’s provision of Confidential Information and the other consideration provided under this Agreement, the Executive agrees to the following:
A.    Restriction on Interfering with Employee Relationships. During the Executive’s employment with the Company, and for a period of 12 months following the termination of the Executive’s employment with the Company, the Executive will not, either directly or indirectly, hire, call on, solicit, or take away, or attempt to call on, solicit or take away any of the employees or officers of the Company or encourage any employees or officers of the Company to terminate their relationship with the Company.
B.    Restriction on Interfering with Customer Relationships. During the Executive’s employment with the Company, the Executive will not, directly or indirectly, except in connection with the Executive’s employment with the Company, service, call on, solicit, or take away, or attempt to call on, solicit, or take away any of those customer entities and/or persons who conduct business with the Company. For a period of 12 months following the termination of the Executive’s employment with the Company, the Executive will not directly service, call on, solicit, or take away, or attempt to call on, solicit, or take away any of the Company’s established customers. This provision will not preclude Executive from seeking to represent customers, customer entities and/or persons who conduct business with the Company in legal matters that are not in conflict with the business of the Company.
C.    The Executive understands that the nonsolicitation covenants of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company, but as an executive officer of the Company he nevertheless agrees and hereby acknowledges that: (i) the terms and provisions of this Agreement are reasonable and necessary to protect the Company’s interests; (ii) the consideration provided by the Company under this Agreement is not illusory; (iii)

the consideration given by the Company under this Agreement, including, without limitation, any amounts or benefits contemplated to be provided to the Executive hereunder following the Executive’s termination of employment other than for Cause or by the Executive’s resignation for Good Reason, gives rise to the Company’s interest in restraining and prohibiting the Executive from interfering with the Company’s employee relationships or customer relationships as provided under this Section 8; (iv) the Executive’s covenant not to interfere with the Company’s employee relationships or customer relationships pursuant to this Section 8 is designed to enforce the Executive’s consideration (or return promises), including, without limitation, the Executive’s promise to not disclose Confidential Information under this Agreement; and (v) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. In consideration of the foregoing, and in light of the Executive’s education, skills, and abilities, the Executive agrees that he will not assert that, and it should not be considered that, any provisions of Section 8 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.
D.    The Executive agrees that the period during which the covenants contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 8.
E.    The covenants on the part of the Executive in this Section 8 shall be construed as an agreement independent of any other agreement and independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
F.    In the event that the Executive breaches any provisions of Section 7 or this Section 8 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) seek a decision from a court of competent jurisdiction to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively, “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 7 or 8 and the Executive hereby agrees to account for and pay over such Benefits to the Company.
G.    Each of the rights and remedies enumerated in Section 8.F. shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 8, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 8 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 8 or otherwise in the courts of any other state or jurisdiction as to breaches of such covenants in such other states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.
H.    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 7 or this Section 8, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.
9.    Agreements and Representations by the Executive. The Executive represents that (A) the Executive is under no contractual obligation to a previous third party based on a restrictive covenant or confidentiality or non-competition agreement (“Third Party Agreement”) that would prevent the Executive in any way from accepting employment with the Company as set forth in this Agreement, or (B) such third party has expressly waived in writing the provisions of such Third Party Agreement, or has otherwise consented in writing to the Executive’s accepting employment with the Company notwithstanding such Third Party Agreement, and the Executive has provided a copy of such waiver or consent to the Company.
10.    Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):
if to the Company:

BKEP Management, Inc.
6060 American Plaza Suite 500
Tulsa, OK 73135
Attention: Chairman of the Board
if to the Executive:

D. Andrew Woodward
3238 S Delaware Pl
Tulsa, OK 74105

11.    Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto.
13.    Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.
14.    Executive Acknowledgement. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment after having had the opportunity to consult with advisors of the Executive’s choosing.
15.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). The Executive may not assign this Agreement without the prior written consent of the Company. Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its Affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).
17.    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
18.    Section 409A; PPACA.
A.    Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A of the Code, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.
B.    All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.
C.    Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Section 6 would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and the Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that the Executive would otherwise be entitled to during the first six months following the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after the Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.
D.    Notwithstanding the foregoing, if the coverage under Sections 6.B.(3), 6.D.(3) or 6.E.(3) would result in the imposition of penalties on the Company pursuant to Section 4980D of the Code or any other penalty or liability pursuant to the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform Section 6.B.(3), 6.D.(3) or 6.E.(3) (as applicable) in a manner as is necessary to comply with PPACA while still providing economically equivalent benefits.
19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the date first written above.

BKEP MANAGEMENT, INC.

/s/ Duke R. Ligon
By: CHAIRMAN OF THE BOARD

EXECUTIVE
/s/ D. Andrew Woodward
D. Andrew Woodward